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                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACT: DANA C. MCLENDON, JR.
         SENIOR VICE PRESIDENT & CHIEF
           ADMINISTRATIVE OFFICER
         (615) 309-2008



                       NEW AMERICAN HEALTHCARE CORPORATION
                          ANNOUNCES MANAGEMENT CHANGES

NASHVILLE, Tennessee (February 22, 1999) - New American Healthcare Corporation (NYSE:NAH) today announced that Robert M. Martin (age 50), chairman and chief executive officer, has resigned his position as chief executive officer and director. Thomas W. Singleton (age 50), currently president and chief operating officer, will become president and chief executive officer. In addition, Paul B. Queally (age 38) of Welsh, Carson, Anderson & Stowe, who became a director of the Company in 1998, will become chairman of the board of directors.

         Mr. Martin, who founded New American Healthcare in 1995, has served as its chairman and chief executive officer until his resignation today. Under his leadership, the Company, which owns and operates rural and non-urban hospitals, has grown to 11 hospitals in nine states, seven of which were acquired last year, generating $215 million in annual revenues. Also, he led the Company through the successful completion of its initial public offering in August 1998.

         In January 1999, the Company announced that Mr. Singleton was joining New American Healthcare as president and chief operating officer. His healthcare experience spans 25 years with an extensive background in hospital financial management and multi-hospital operation. He was most recently president of The Intensive Resource Group, LLC, a subsidiary of Quorum Health Group, Inc. (Nasdaq: QHGI), which owns acute care hospitals and health systems nationwide. Prior to joining Quorum, he was chief financial officer and a board member of



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NAH Announces Management Changes
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February 22, 1999


Hospital Management Professionals, Inc., which managed 70 hospitals. Earlier in his career, he was an officer at Hospital Affiliates International, one of the first public companies engaged in the operation of hospitals. Mr. Singleton received a BA degree in Economics from Vanderbilt University and an MBA in Finance from the University of Chicago.

         Commenting on the announcement, Mr. Singleton, said, "I look forward to this opportunity as president and chief executive officer of New American Healthcare. It would seem that my entire professional career in healthcare has prepared me to assume this major responsibility. Based upon my experience in the hospital industry, I can state with great certainty that non-urban hospitals are almost always a challenge, but present enormous opportunities for improvement. Working with the strong team at New American, I am confident that we ultimately will realize the full potential of this Company."

         Mr. Martin added, "New American is a wonderful company, with many talented and dedicated people working for its success. I have had the most gratifying experience of my professional life over the past four years; however, it is time for me to leave the responsibilities of running New American to Tom and the great management team that has been assembled. I intend to take a break from the incredible pace I have been keeping for so long, both at New American and previously at HealthTrust, and enjoy some of the personal aspects of my life more, but I will remain very interested in New American's success. Tom will be a good leader for New American going forward."

         Mr. Queally commented, "We wish Rob Martin well. We are very excited to have an individual of Tom Singleton's caliber as the new president and chief executive officer. His experience and successful track record are exactly what we need to strengthen the Company and meet the challenges ahead."

         New American Healthcare Corporation was formed to capitalize on opportunities to be the principal provider of quality, cost-effective healthcare services in the non-urban communities which it targets. Since acquiring its first hospital in August 1996, the Company has acquired ten additional hospitals. These eleven acute care hospitals are located in nine states with 1,347 licensed beds. For additional information about the Company, visit New American Healthcare's web site: http://www.nahc.net.

         This press release contains forward-looking information that is subject to certain risks, trends, and uncertainties that could cause actual results to differ from those projected. Among these risks, trends, and uncertainties are the following: general economic and business conditions, both nationally and in regions where the Company operates; demographic changes; the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on the Company's business; changes in Medicare and Medicaid reimbursement levels; the Company's ability to implement successfully its acquisition and development strategy and changes in such strategy; the availability and terms of financing to fund the expansion of the Company's business, including the acquisition of additional hospitals; the Company's ability to attract and retain qualified




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NAH Announces Management Changes
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February 22, 1999



management personnel and to recruit and retain physicians and other health care personnel to the rural markets it serves; the effect of managed care initiatives on the rural markets served by the Company's hospitals and the Company's ability to enter into managed care provider agreements on acceptable terms; the effect of liability and other claims asserted against the Company; the effect of competition in the markets served by the Company's hospitals; and other factors referenced in the prospectus.




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